Exhibit 8.1



                       [Letterhead of Sidley Austin LLP]



                                          November 28, 2006


DaimlerChrysler Wholesale Receivables LLC
27777 Inkster Road
Farmington Hills, Michigan 48334


      Re:   DaimlerChrysler Master Owner Trust
            Floating Rate Auto Dealer Loan Asset Backed Notes, Series 2006-A
            ----------------------------------------------------------------


Ladies and Gentlemen:

      We have acted as special U.S. federal tax counsel to DaimlerChrysler Master Owner Trust, a Delaware statutory trust (the "Issuer"), in connection with the sale of $1,000,000,000 aggregate principal amount of DaimlerChrysler Master Owner Trust Floating Rate Auto Dealer Loan Asset Backed Notes, Series 2006-A (the "Series 2006-A Notes"). The Series 2006-A Notes will be issued pursuant to (a) the Amended and Restated Indenture dated as of December 16, 2004 (the "Indenture"), between the Issuer and The Bank of New York, as indenture trustee (in such capacity, the "Indenture Trustee"), and (b) the Series 2006-A Indenture Supplement dated as of November 1, 2006 (the "Series 2006-A Indenture Supplement"), between the Issuer and the Indenture Trustee. The Series 2006-A Notes will be secured by, among other things, the receivables referred to in the Sale and Servicing Agreement defined below. Such receivables will be generated from time to time under selected dealer floorplan accounts of DaimlerChrysler Financial Services Americas LLC ("DCFS"), which is the successor by merger on January 1, 2006 to DaimlerChrysler Services North America LLC ("DCS"). Capitalized terms not otherwise defined herein are used as defined in the Series 2006-A Indenture Supplement, the Indenture or the Sale and Servicing Agreement, as applicable.

      In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Underwriting Agreement, as supplemented by the applicable Terms Agreement relating to the Series 2006-A Notes, each dated November 21, 2006, among DaimlerChrysler Wholesale Receivables LLC ("DCWR"), DCFS and J.P. Morgan Securities Inc., as underwriter, (b) the Amended and Restated Sale and Servicing Agreement dated as of November 28, 2006 (the "Sale and Servicing Agreement"), among DCWR, as seller, DCFS (which has succeeded
DCS), as servicer, and the Issuer, (c) the Indenture, (d) the Series 2006-A Indenture Supplement, (e) the Second Amended and Restated Receivables Purchase Agreement dated as of December 16, 2004 (the "Receivables Purchase Agreement"), between DCFS (which has succeeded DCS), as seller, and DCWR, as buyer, (f) the Amended and Restated Trust Agreement dated as of December 16, 2004 (the "Trust Agreement"), between DCWR, as beneficiary, and Deutsche Bank Trust Company



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November 28, 2006
Page 2


Delaware (which has succeeded Chase Bank USA, National Association (formerly Chase Manhattan Bank USA, National Association)), as owner trustee (the "Owner Trustee"), (g) the Amended and Restated Administration Agreement dated as of December 16, 2004 (the "Administration Agreement"), among DCFS (which has succeeded DCS), as administrator, the Issuer and the Indenture Trustee, (h) the Program Amendment Agreement dated as of December 16, 2004 (the "Program Amendment Agreement"), among DCWR, DCFS (which has succeeded DCS), The Bank of New York, the Issuer and Deutsche Bank Trust Company Delaware (which has succeeded Chase Bank USA, National Association (formerly Chase Manhattan Bank USA, National Association)), as Owner Trustee, (i) a specimen of the Series 2006-A Notes, (j) the Registration Statement on Form S-3 (Registration No. 333-120110) for the registration of the Series 2006-A Notes under the Securities Act of 1933, as amended (the "Act"), filed by DCWR with the Securities and Exchange Commission (the "Commission") and amended by various post-effective amendments thereto, the last of which is Post-Effective Amendment No. 3 that became effective on October 27, 2006 (as amended by such post-effective amendment, the "Registration Statement") and (k) the Prospectus dated November 20, 2006 (the "Base Prospectus"), as supplemented by the Prospectus Supplement dated November 21, 2006 relating to the Series 2006-A Notes (the "Prospectus Supplement" and, together with the Base Prospectus, the "Prospectus"), as filed with the Commission pursuant to Rule 424(b) of the Act. The documents listed under (a) through (i) above are referred to herein as the "Transaction Documents".

      In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals relevant to this opinion, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission or which we obtained from the Commission's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"), and the authenticity of the originals of such latter documents. We have assumed that all parties had the corporate power and authority to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite corporate actions, the due execution and delivery and the validity and binding effect and enforceability of such documents. We have made investigations of such matters of law and fact as we have considered necessary or appropriate for the purpose of this opinion. As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied without independent investigation upon certificates and oral or written statements and representations of public officials and officers and other representatives of DCFS, DCWR and others, including the representation letter from DCWR addressed to us dated as of November 28, 2006.

      On the basis of the foregoing, assuming compliance with the Transaction Documents, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

     (1) the issuance of the Series 2006-A Notes will not for U.S. federal income tax purposes adversely affect the tax characterization as debt of the Notes of any outstanding series or class issued by the Issuer that were characterized as debt at the time of their issuance;


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November 28, 2006
Page 3


     (2) the issuance of the Series 2006-A Notes will not for U.S. federal income tax purposes cause or constitute an event in which gain or loss would be recognized by any Holder of any outstanding Notes issued by the Issuer;

     (3) the issuance of the Series 2006-A Notes will not for U.S. federal income tax purposes cause the Issuer to be taxable as a corporation; and

     (4) the Series 2006-A Notes will be treated as debt for U.S. federal income tax purposes.

                           *    *    *    *

      To ensure our compliance with certain IRS Treasury regulations, we hereby inform you that (i) this opinion was written to support the promotion and marketing by others of the transactions addressed herein, (ii) this opinion was not intended or written to be used, and cannot be used, by any person for the purpose of avoiding U.S. federal tax penalties that may be imposed on such person and (iii) each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

                           *    *    *    *

      This opinion is limited to the treatment of the above-described transaction under the federal income tax laws of the United States as in effect as of the date hereof. Further, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or the courts. We express no opinion either on any matters not specifically covered by the foregoing opinion or as to the effect on the matters covered by this opinion of the laws of any other jurisdictions. Additionally, we undertake no obligation to update this opinion or otherwise advise you in the event there is either a change in the legal authorities, facts, assumptions or documents on which this opinion is based (including the taking of any action by any party to the Transaction Documents pursuant to any opinion of counsel or a waiver), or an inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion unless we are specifically engaged to do so. This opinion may not be relied upon by any other person or by you in any other context without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the current report on Form 8-K dated November 28, 2006 of the Issuer.

                                          Very truly yours,

                                          /s/ Sidley Austin LLP